Exhibit 10.2
EXECUTION COPY
TAX SEPARATION AGREEMENT
          This TAX SEPARATION AGREEMENT is dated as of October 22, 2007, by and among Peabody Energy Corporation (“Peabody”), a Delaware corporation, and Patriot Coal Corporation (“Spinco”), a Delaware corporation.
          WHEREAS, as of the date hereof, Peabody is the common parent of an affiliated group of domestic corporations within the meaning of Section 1504(a) of the Code, and the members of the affiliated group have heretofore joined in filing consolidated federal income Tax returns (the “Affiliated Group”);
          WHEREAS, Peabody intends to distribute all of the outstanding shares of stock of Spinco pro rata to the holders of Peabody common stock in a transaction that qualifies under sections 355 and 368 of the Code; and
          WHEREAS, as a result of the Distribution, the Parties desire to enter into this Tax Separation Agreement to provide for certain Tax matters, including the assignment of responsibility for the preparation and filing of Tax Returns, the payment of and indemnification for Taxes (including Taxes with respect to the Distribution and related transactions as contemplated in the other Transaction Agreements), entitlement to refunds of Taxes, and the prosecution and defense of any Tax controversies;
          NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the Parties hereby agree as follows:
ARTICLE I. DEFINITIONS
          SECTION 1.1. General. Capitalized terms used in this Agreement and not defined herein shall have the meanings that such terms have in the Separation Agreement. As used in this Agreement, the following terms shall have the following meanings:
          “Affiliated Group” shall have the meaning specified in the preamble hereof.
          “Agreement” shall mean this Tax Separation Agreement.
     “Business Day” or “Business Days” shall mean a day which is not a Saturday, Sunday or a day on which banks in New York City are authorized or required by law to close.
     “Closing of the Books Method” shall mean the apportionment of items between portions of a taxable period based on a closing of the books and records on the Distribution Date (as if the Distribution Date was the end of the taxable period), provided that, any items not susceptible to such apportionment shall be apportioned on the basis of elapsed days during the relevant portion of the taxable period.

     “Code” shall mean the Internal Revenue Code of 1986, as amended.
     “Confidentiality Agreement” shall mean any agreement pursuant to which the parties named therein have agreed to terms under which they were permitted to review certain financial information relating to Spinco or the Spinco Business.
     “Consolidated Return” shall mean any Tax Return relating to Income Taxes filed pursuant to Section 1502 of the Code, or any comparable combined, consolidated, or unitary group Tax Return relating to Income Taxes filed under state or local tax law which, in each case, includes Peabody and at least one subsidiary.
     “Contribution” shall have the meaning specified in the Separation Agreement.
     “Distribution” shall have the meaning specified in the Separation Agreement.
     “Distribution Date” shall mean the Business Day on which the Distribution is effected.
     “Distribution-Related Liability” shall mean any liability subject to indemnification pursuant to Section 4.3.
     “Final Determination” shall mean the final resolution of liability for any Tax for any taxable period, including any related interest or penalties, by or as a result of: (i) a final and unappealable decision, judgment, decree or other order by any court of competent jurisdiction; (ii) a closing agreement or accepted offer in compromise under Section 7121 or 7122 of the Code, or comparable agreement under the laws of other jurisdictions which resolves the entire Tax liability for any taxable period; or (iii) any allowance of a refund or credit in respect of an overpayment of Tax, but only after the expiration of all periods during which such refund may be recovered by the jurisdiction imposing the Tax.
     “Income Tax” shall mean any income, franchise or similar Taxes imposed on (or measured by) net income or net profits.
     “Income Tax Returns” shall mean all Tax Returns relating to Income Taxes.
     “Indemnification Tax Benefit” shall have the meaning specified in Section 2.4(b).
     “Indemnified Tax” shall have the meaning specified in Section 2.4(b).
     “IRS” shall mean the Internal Revenue Service.
     “Opinion” shall mean the opinion delivered by Ernst & Young LLP pursuant to Section 3.02(j) of the Separation Agreement.
     “Other Tax” shall mean any Tax other than an Income Tax.
     “Party” shall mean either Peabody or Spinco, as the case maybe.

     “Payment Period” shall have the meaning specified in Section 2.4(c).
     “Peabody” shall have the meaning specified in the preamble hereof.
     “Proceeding” shall mean any audit, examination or other proceeding brought by a Taxing Authority with respect to Taxes.
     “Prohibited Acts” shall have the meaning specified in Section 4.2.
     “Refund” shall have the meaning specified in Section 2.2.
     “Restricted Period” shall mean the two-year period commencing on the Distribution Date.
     “Retained Liabilities” shall mean the Liabilities covered by the “Liability Assumption Agreements” as defined in the Separation Agreement.
     “Retained Liability Payment” shall have the meaning specified in Section 2.6.
     “Retained Liability Tax Benefit” shall have the meaning specified in Section 2.6.
     “Ruling” shall mean the private letter ruling issued by the IRS to Peabody dated September 26, 2007, , attached hereto as Exhibit A, and any supplemental rulings related thereto.
     “Separation Agreement” shall mean the agreement entitled “Separation Agreement, Plan of Reorganization and Distribution,” entered into by Peabody and Spinco dated as of October 22, 2007.
     “Spinco” shall have the meaning set forth in the preamble hereof.
     “Spinco Business” shall have the same meaning as “Patriot Business” as defined in the Separation Agreement.
     “Spinco Pre-Closing NOL” shall mean any net operating loss from a taxable period ending on or before the Distribution Date that is allocated to Spinco after the Distribution Date under applicable Law.
     “Spinco Pre-Closing Tax Credit” shall mean any credit to which Section 383 of the Code (or any corresponding provision under state, local or foreign Law) applies from a taxable period ending on or before the Distribution Date that is allocated to Spinco after the Distribution Date under applicable Law.
     “Straddle Period” shall mean any taxable period commencing prior to, and ending after, the Distribution Date.
     “Tax” or “Taxes” shall mean any federal, state, local or foreign income, gross receipts, property, sales, use, license, excise, franchise, employment, payroll, withholding, alternative or add on minimum, ad valorem, transfer or excise tax, or any other tax, custom, duty, governmental fee or other like assessment or charge of any kind whatsoever, together with any interest or penalty, imposed by any Taxing Authority.
     “Taxing Authority” shall mean any governmental authority (whether United States or non-United States, and including, any state, municipality, political subdivision or governmental agency) responsible for the imposition of any Tax.
     “Tax Returns” shall mean all reports or returns (including information returns and amended returns) required to be filed or that may be filed for any period with any Taxing Authority in connection with any Tax or Taxes (whether domestic or foreign).
          SECTION 1.2. References; Interpretation. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words “include”, “includes” and “including” when used in this Agreement shall be deemed to be followed by the phrase “without limitation”. Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words “hereof”, “hereby” and “herein” and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.
ARTICLE II.   ALLOCATION OF TAX LIABILITIES
          SECTION 2.1.   Indemnity. (a) Subject to Article IV and without duplication, Peabody shall indemnify Spinco from all liability for (i) Income Taxes of Spinco or any other member of the Affiliated Group with respect to taxable periods ending on or before the Distribution Date and (ii) Income Taxes of Spinco or relating to the Spinco Business for any Straddle Period, but only to the extent attributable to the portion of the Straddle Period ending on or before the Distribution Date. Taxes for a Straddle Period shall be apportioned in accordance with the Closing of the Books Method.
          (b) Spinco shall indemnify Peabody from all liability for Other Taxes (excluding any such Taxes covered by Section 4.5(g)) of Spinco or relating to the Spinco Business for any taxable period.
          SECTION 2.2.   Refunds. (a) Subject to Section 3.5, if a Party receives a refund, offset, credit, or other benefit (including interest received thereon) (a “Refund”) of Tax which the other Party would have been obligated to indemnify had the Refund been a payment, then the Party receiving the Refund shall promptly pay the amount of the Refund to the other Party, less reasonable costs and expenses incurred in connection with such Refund, including any Taxes on such Refund or interest thereon.
          (b) Each Party shall, if reasonably requested by the other Party, cause the relevant entity to file for and use its reasonable best efforts to obtain and expedite the receipt of any Refund to which such requesting Party is entitled under this Section 2.2.

          SECTION 2.3.   Contests.
          (a)   In the case of any Proceeding that relates to Taxes for which Peabody is responsible under Section 2.1 hereof, Peabody shall have the right to control, in its sole discretion, the conduct of such Proceeding. Subject to the foregoing, Spinco shall have the right to participate jointly in any Proceeding if the consequences of the resolution of such Proceeding could reasonably be expected to affect the tax liability of Spinco for any tax period following the Distribution.
          (b)   In the case of any Proceeding that relates to Taxes for which Spinco is responsible under Section 2.1 hereof, Spinco shall have the sole right to control the conduct of such Proceeding.
          (c)   In the case of any Proceeding that relates to a Straddle Period of Spinco or the Spinco Business the parties shall use reasonable efforts to cause such Proceeding to be bifurcated between the period ending on the Distribution Date and the period beginning after the Distribution Date. If the parties are able to cause the audit to be so bifurcated, then Sections 2.3(a) and (b) hereof shall govern the control of such Proceedings. To the extent that the parties are unable to cause such bifurcation, Peabody and Spinco shall jointly control such Proceeding.
          (d)   After the Distribution Date, each Party shall promptly notify the other Party in writing upon receipt of written notice of the commencement of any Proceeding or of any demand or claim upon it, which, if determined adversely, would be grounds for indemnification from such other Party pursuant to Section 2.1 or could reasonably be expected to have an adverse Tax effect on the other Party. Each Party shall, on a timely basis, keep the other Party informed of all developments in the Proceeding and provide such other Party with copies of all pleadings, briefs, orders, and other correspondence pertaining thereto.
          SECTION 2.4.   Treatment of Payments; After Tax Basis
          (a) Peabody and Spinco agree to treat any indemnification payments (other than payments of interest pursuant to Section 2.4(c)) pursuant to this Agreement, including any payments made pursuant to Section 2.6, as either a capital contribution or a distribution, as the case may be, between Peabody and Spinco occurring immediately prior to the Distribution, and to challenge in good faith any other characterization of such payments by any Taxing Authority. If, notwithstanding such good faith efforts, the receipt or accrual of any such payment (other than payments of interest pursuant to Section 2.4(c)) results in taxable income to the indemnified Party, such payment shall be increased so that, after the payment of any Taxes with respect to the payment, the indemnified Party shall have realized the same net amount it would have realized had the payment not resulted in taxable income.
          (b) To the extent that any liability for Taxes that is subject to indemnification under Section 2.1 (an “Indemnified Tax”) gives rise to an Indemnification Tax Benefit to the indemnified Party in any taxable period, the indemnified Party will promptly remit to the indemnifying Party the amount of any such Indemnification Tax Benefit actually realized. For purposes of this Agreement, “Indemnification Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, from reduced gain or increased loss from disposition of an asset, or otherwise. For purposes of this Agreement, an indemnified Party will be deemed to have actually realized an Indemnification Tax Benefit at the time the amount of Taxes such indemnified Party is required to pay is reduced or the amount of any refund due is increased. The amount of any Indemnification Tax Benefit in this Section 2.4(b) shall be calculated by comparing (i) the indemnified Party’s actual Tax liability taking into account any Indemnified Tax with (ii) what the indemnified Party’s Tax liability would have been without taking into account any Indemnified Tax. If, pursuant to this Agreement, the indemnified Party makes a remittance to the indemnifying Party of any Indemnification Tax Benefit and all or part of such Indemnification Tax Benefit is subsequently disallowed, the indemnifying Party will promptly pay to the indemnified Party that portion of such remittance equal to the portion of the Indemnification Tax Benefit that is disallowed.
          (c) Payments made pursuant to this Agreement that are not made within the period prescribed in this Agreement or, if no period is prescribed, within thirty (30) days after demand for payment is made (the “Payment Period”) shall bear interest for the period from and including the date immediately following the last date of the Payment Period through and including the date of payment at a per annum rate equal to the Applicable Rate. Such interest will be payable at the same time as the payment to which it relates and shall be calculated on the basis of a year of 365 days and the actual number of days for which due.
          SECTION 2.5.   Agent. Subject to the other applicable provisions of this Agreement, Spinco hereby irrevocably designates Peabody as its sole and exclusive agent and attorney-in-fact to take such action (including execution of documents) as Peabody, in its sole discretion, may deem appropriate in any and all matters (including audits) relating to any Income Tax Return for which Peabody has an indemnification obligation under Section 2.1.
          SECTION 2.6.   Retained Liabilities. To the extent that any payments made by Peabody in respect of the Retained Liabilities (a “Retained Liability Payment”) gives rise to a Retained Liability Tax Benefit to Spinco in any taxable period, Spinco will promptly remit to Peabody the amount of any such Retained Liability Tax Benefit actually realized. For purposes of this Agreement, “Retained Liability Tax Benefit” means a reduction in the amount of Taxes that are required to be paid or increase in refund due, whether resulting from a deduction, credit, increased basis, or otherwise. For purposes of this Agreement, Spinco will be deemed to have actually realized a Retained Liability Tax Benefit at the time the amount of Taxes Spinco is required to pay is reduced or the amount of any refund due is increased. The amount of any Retained Liability Tax Benefit in this Section 2.6 shall be calculated by comparing (i) Spinco’s actual Tax liability taking into account any Retained Liability Payment with (ii) what Spinco’s Tax liability would have been without taking into account any Retained Liability Payment. If, pursuant to this Agreement, Spinco makes a remittance to Peabody of any Retained Liability Tax Benefit and all or part of such Retained Liability Tax Benefit is subsequently disallowed, Peabody will promptly pay to Spinco that portion of such remittance equal to the portion of the Retained Liability Tax Benefit that is disallowed.
ARTICLE III.   RETURNS AND TAXES ATTRIBUTABLE TO SPINCO
          SECTION 3.1.   Peabody’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes.

          (a)   Peabody shall prepare and file or cause to be prepared and filed all Tax Returns of Spinco or relating to the Spinco Business that are due on or before the Distribution Date (taking into account any valid extensions thereof and including any Tax Returns for the short year ending on the Distribution Date) and all Income Tax Returns of the Affiliated Group.
          (b)   With respect to Income Tax Returns that are to be prepared and filed by Peabody pursuant to the preceding paragraph (including separate Tax returns of Spinco included in a Consolidated Return but not including any Tax Returns for the short year ending on the Distribution Date) Peabody shall provide a copy of such Tax Returns to Spinco no later than the Distribution Date. With respect to Tax Returns for the short year ending on the Distribution Date, Peabody shall provide to Spinco the following:
            (i)   An estimate of taxable income (loss) and the components of such taxable income (loss) to be reported on such Tax Returns no later than two and one-half months after the Distribution Date and any updates to such estimates as they occur and become available;
            (ii)   A copy of such Tax Returns to Spinco not later than thirty (30) days prior to the due date for filing of such Tax Returns. Spinco shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Returns. If Spinco, within ten (10) days after delivery of any such Tax Returns, notifies Peabody in writing of any objections Spinco has to positions taken or statements made in such Tax Returns that could reasonably be expected to have a material adverse impact on Spinco, Peabody agrees to consider such objections in good faith. If Spinco does not so notify Peabody of any objection, Spinco shall be considered to have consented to the filing of such Tax Returns.
          (c)   To the extent that Spinco or the Spinco Business is included in any Consolidated Return for a taxable period that includes the Distribution Date, Peabody shall include in such Consolidated Return the results of Spinco and the Spinco Business on the basis of the Closing of the Books Method. To the extent permitted by law or administrative practice with respect to other Income Tax Returns, the taxable period relating to Spinco or the Spinco Business shall be treated as ending on the Distribution Date, and if the taxable period does not, in fact, end on the Distribution Date, the Parties shall apportion all tax items between the portions of the taxable period before and after the Distribution Date on the Closing of the Books Method.
          (d) Where Peabody prepares and files or causes to be prepared and filed a Tax Return that reflects information related to Spinco or the Spinco Business pursuant to paragraphs (a) and (c) of this Section 3.1, the portions of such Tax Returns relating to Spinco shall be submitted to Spinco no later than thirty (30) days prior to the due date (including extensions) for filing of such Tax Returns (or if such due date is within 45 days following the Distribution Date, as promptly as practicable following the Distribution Date). Within ten (10) days after delivery of any such portions of any Tax Return, Spinco shall provide comments to Peabody in writing to the extent Spinco objects to any statements that could reasonably be expected to adversely impact it, and Peabody agrees to consider such objections in good faith. If Spinco does not so notify Peabody of any objection, Spinco shall be considered to have consented to the filing of such Tax Return.

          SECTION 3.2.   Spinco’s Responsibility for the Preparation of Tax Returns and for the Payment of Taxes. Spinco shall prepare and file or cause to be prepared and filed all Tax Returns relating to Taxes of Spinco or the Spinco Business that have not been filed before the Distribution Date, except for Income Tax Returns of the Affiliated Group and Income Tax Returns of Spinco for any Straddle Period as described in Sections 3.1 and 3.3.
          SECTION 3.3.   Responsibility for the Preparation of Straddle Period Income Tax Returns and for the Payment of Straddle Period Income Taxes. Peabody shall prepare and file or cause to be prepared and filed all Income Tax Returns of Spinco for any Straddle Period. All such Income Tax Returns that are to be prepared and filed by Peabody pursuant to this paragraph shall be submitted to Spinco not later than thirty (30) days prior to the due date for filing of such Tax Returns (or if such due date is within 45 days following the Distribution Date, as promptly as practicable following the Distribution Date). Spinco shall have the right to review such Tax Returns and to review all work papers and procedures used to prepare any such Tax Return. If Spinco, within ten (10) business days after delivery of any such Tax Return, notifies Peabody in writing that it objects to any of the items in such Tax Return, Peabody and Spinco shall attempt in good faith to resolve the dispute and, if they are unable to do so, the disputed items shall be resolved (within a reasonable time, taking into account the deadline for filing such Tax Return) by an internationally recognized independent accounting firm chosen by both Peabody and Spinco. Upon resolution of all such items, the relevant Straddle Period Tax Return shall be filed on that basis. The costs, fees and expenses of such accounting firm shall be borne equally by Peabody and Spinco.
          SECTION 3.4.   Manner of Preparation. All Income Tax Returns filed on or after the Distribution Date shall be prepared in a manner that is consistent with the Ruling and the Opinion, or any other rulings obtained from other Taxing Authorities in connection with the Distribution (in the absence of a Final Determination to the contrary) and shall be filed on a timely basis (including pursuant to extensions) by the Party responsible for such filing under this Agreement. In the absence of a Final Determination to the contrary, a controlling change in law or circumstances, or accounting method changes pursuant to applications that are approved by the Internal Revenue Service, all Income Tax Returns of Spinco for tax periods commencing prior to the Distribution Date shall be prepared on a basis consistent with the elections, accounting methods, conventions, assumptions and principles of taxation used with respect to the Spinco Business for the most recent taxable periods for which Tax Returns of the Affiliated Group have been filed.
          SECTION 3.5.   Carrybacks. Spinco agrees not to carry back any net operating losses, capital losses or credits for any taxable period ending after the Distribution Date to a taxable period, or portion thereof, ending on or before the Distribution Date. To the extent that Spinco is required by applicable law to carry back any such net operating losses, capital losses or credits, any refund of Taxes attributable to such carryback shall be for Peabody’s account.
          SECTION 3.6.   Retention of Records; Cooperation; Access.
          (a)   Peabody and Spinco shall, and shall cause each of their Subsidiaries to retain adequate records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Peabody or

Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by Peabody or Spinco.
          (b)   Peabody and Spinco shall, and shall cause each of their Subsidiaries to cooperate and provide reasonable access to (i) all records, documents, accounting data and other information (including computer data) necessary for the preparation and filing of all Tax Returns required to be filed by Peabody or Spinco and for any Proceeding relating to such Tax Returns or to any Taxes payable by Peabody or Spinco and (ii) its personnel and premises, for the purpose of the preparation, review or audit of such Tax Returns, or in connection with any Proceeding, as reasonably requested by either Peabody or Spinco.
          (c)   The obligations set forth above in Sections 3.6(a) and 3.6(b) shall continue until the longer of (i) the time of a Final Determination or (ii) expiration of all applicable statutes of limitations, to which the records and information relate. For purposes of the preceding sentence, each Party shall assume that no applicable statute of limitations has expired unless such Party has received notification or otherwise has actual knowledge that such statute of limitations has expired.
          SECTION 3.7.   Confidentiality; Ownership of Information; Privileged Information. The provisions of Article XIII of the Separation Agreement relating to confidentiality of information, ownership of information, privileged information and related matters shall apply with equal force to any records and information prepared and/or shared by and among the Parties in carrying out the intent of this Agreement.
          SECTION 3.8.   Sections 382 and 383 Limitations. Peabody agrees to make a timely and valid election under Treasury Regulation Section 1.1502-95 and Section 1.1502-98 (and any corresponding elections under state, local or foreign Law) to allocate to Spinco a portion of the “consolidated section 382 limitation” and “consolidated section 383 credit limitation” (as those terms are defined under the Treasury Regulations issued pursuant to Code Section 1502) (and any corresponding limitations under state, local or foreign Law) of the Affiliated Group in an amount that is equal to the sum of all applicable Spinco Pre-Closing NOLs and Spinco Pre-Closing Tax Credits, respectively; provided, that Peabody shall not be required to adjust any such allocation made pursuant to this Section 3.8 as the result of any adjustment by the IRS (or applicable governmental authority) to any Spinco Pre-Closing NOL or Spinco Pre-Closing Tax Credit.
ARTICLE IV.   DISTRIBUTION AND RELATED TAX MATTERS
          Notwithstanding anything herein to the contrary, the provisions of this Article IV shall govern all matters among the parties hereto related to a Distribution-Related Liability.
          SECTION 4.1.   Compliance with the Ruling. Spinco and Peabody hereby confirm and agree to comply with any and all covenants, agreements and representations in the Ruling applicable to Spinco and Peabody, respectively (including but not limited, in the case of Spinco, to agreeing that Spinco will not cease the active conduct of its trade or business within the meaning of Section 355(b) of the Code).
          SECTION 4.2.   Opinion Requirement for Major Transactions Undertaken by Spinco During the Restricted Period. Spinco agrees that during the Restricted Period it will not

(i) merge or consolidate with or into any other corporation, (ii) liquidate or partially liquidate (within the meaning of such terms as defined in Section 346 and Section 302, respectively, of the Code), (iii) sell or transfer all or substantially all of its assets (within the meaning of Rev. Proc. 77-37, 1977-2 C.B. 568) in a single transaction or series of related transactions, or sell or transfer any portion of its assets that would violate the “continuity of business enterprise” requirement of Treas. Reg. §1.368-1(d), (iv) redeem or otherwise repurchase any of its capital stock other than pursuant to open market stock repurchase programs meeting the requirements of section 4.05(1)(b) of Rev. Proc. 96-30, 1996-1 C.B. 696, or (v) enter into any negotiations, agreements or arrangements with respect to transactions or events (including any transactions described in Sections 4.2(i)-(iv) (and, for this purpose, including any redemptions made pursuant to open market stock repurchase programs), stock issuances, pursuant to the exercise of options or otherwise, option grants, capital contributions or acquisitions, entering into any partnership or joint venture arrangements, or a series of such transactions or events, but excluding the Distribution) that may cause the Distribution to be treated as part of a plan pursuant to which one or more persons acquire directly or indirectly stock of Spinco representing a “50-percent or greater interest” therein within the meaning of Section 355(d)(4) of the Code (collectively the “Prohibited Acts”). Notwithstanding the foregoing, Spinco may take any of the Prohibited Acts, subject to Section 4.3, if (x) Spinco first obtains (at its expense) an opinion in form and substance reasonably acceptable to Peabody of a nationally recognized law firm reasonably acceptable to Peabody, which opinion may be based on usual and customary factual representations or (y) at Spinco’s request, Peabody (at the expense of Spinco) obtains a supplemental ruling from the Internal Revenue Service, that such Prohibited Act or Acts, and any transaction related thereto, will not (a) affect any of the conclusions set forth in the Ruling, including (i) the qualification of the Contribution under Section 368 of the Code, (ii) the qualification of the Distribution under Section 355 of the Code, and (iii) the nonrecognition of gain to Peabody in the Contribution and the Distribution or (b) cause the stock of Spinco distributed in the Distribution to fail to be treated as qualified property pursuant to Section 355(e) of the Code. Spinco may also take any of the Prohibited Acts, subject to Section 4.3, with the consent of Peabody in its sole and absolute discretion. During the Restricted Period, Spinco shall provide all information reasonably requested by Peabody relating to any transaction involving an acquisition (directly or indirectly) of 5% or more of Spinco stock. Spinco will provide Peabody with notice of all acquisitions (direct or indirect) within the meaning of Section 355(e) of the Code once the aggregate amount of such transactions exceeds 25% of Spinco stock.
          SECTION 4.3.   Indemnification by Spinco. If Spinco takes any action or enters into any agreement to take any action, including any of the Prohibited Acts as defined in Section 4.2 of this Agreement, or if there is a breach by Spinco of Section 4.1 hereof, or if there is any direct or indirect acquisition of Spinco stock, and as a result (i) the Distribution shall fail to qualify under Section 355 of the Code, (ii) the stock of Spinco distributed in the Distribution shall fail to be treated as qualified property pursuant to Section 355(e) of the Code or (iii) the Contribution fails to qualify under Section 368 of the Code or Peabody recognizes any gain in connection with the Contribution, then Spinco shall indemnify and hold harmless Peabody against any and all Taxes imposed upon or incurred by Peabody (and any Taxes of Peabody shareholders to the extent Peabody is liable with respect to such Taxes, whether to a Taxing Authority, to a shareholder or to any other person) as a result, unless such Taxes would, in any event, have been imposed upon or incurred by Peabody without regard to such actions, breaches or events, as determined at such time. To the extent Peabody recognizes income under clauses

(i), (ii) or (iii) of the preceding sentence and such income is offset by net operating losses of Peabody, the amount of Taxes for which Spinco shall indemnify and hold harmless Peabody under this Section 4.3 shall be determined as if such income had not been offset by such net operating losses. Peabody shall be indemnified and held harmless under this Section 4.3 without regard to whether an opinion or supplemental ruling pertaining to the action pursuant to Section 4.2 was obtained, and without regard to whether Peabody gave its consent to such action pursuant to Section 4.2 or otherwise.
          SECTION 4.4.   Information Sharing. On or before the Distribution Date, Peabody agrees to furnish Spinco with: (i) a copy of all Confidentiality Agreements, and (ii) a list of persons who may be deemed, in Peabody’s sole judgment, to have reached an agreement, understanding or arrangement, or to have engaged in substantial negotiations with Peabody concerning a potential acquisition of Spinco or the Spinco Business or any portion thereof at the time of the Distribution within the meaning of Treas. Reg. § 1.355-7(d). Notwithstanding the foregoing, Spinco shall not be relieved of any obligation under Section 4.2 or any liability to Peabody under Section 4.3 with respect to any person not included in the list described in subsection (ii) herein.
          SECTION 4.5.   Procedural Matters.
          (a)   Notice. If either Spinco or Peabody receives any written notice of deficiency, claim or adjustment or any other written communication from a Taxing Authority that may result in a Distribution-Related Liability, the Party receiving such notice or communication shall promptly give written notice thereof to the other Party, provided that any delay by Peabody in so notifying Spinco shall not relieve Spinco of any liability to Peabody hereunder except to the extent Spinco is materially and adversely prejudiced by such delay. Peabody undertakes and agrees that from and after such time as Peabody obtains knowledge that any representative of a Taxing Authority has begun to investigate or inquire into the Distribution (whether or not such investigation or inquiry is a formal or informal investigation or inquiry), Peabody shall (i) notify Spinco thereof, provided that any delay by Peabody in so notifying Spinco shall not relieve Spinco of any liability to Peabody hereunder except to the extent Spinco is materially and adversely prejudiced by such delay, (ii) consult with Spinco from time to time as to the conduct of such investigation or inquiry, (iii) provide Spinco with copies of all correspondence between Peabody or its representatives and such Taxing Authority or any representative thereof pertaining to such investigation or inquiry and (iv) cooperate with Spinco to permit a representative (reasonably satisfactory to Peabody) of Spinco to be present and participate in all meetings with such Taxing Authority or any representative thereof pertaining to such investigation or inquiry, provided, that any costs relating to Spinco’s representation at such meetings shall be borne by Spinco.
          (b)   Written Acknowledgment. Promptly upon receipt of notice as provided in Section 4.5(a), Spinco shall respond in writing to Peabody as to whether the liability asserted in the notice of deficiency, claim or adjustment or other written communication would, if imposed upon or incurred by Peabody or its Subsidiaries, be a Distribution-Related Liability. If Spinco believes in good faith that such liability may not be a Distribution-Related Liability, Spinco shall set forth in writing to Peabody the grounds for such belief. For the avoidance of doubt, Spinco will satisfy the requirements of this Section 4.5(b) if it believes in good faith that there is insufficient information to determine whether such liability would, if imposed or incurred on Peabody or its subsidiaries, be a Distribution-Related Liability.
          (c)   Tax Proceedings Controlled by Spinco. Any Proceeding that may result in a Distribution-Related Liability, which is acknowledged as such by Spinco pursuant to the first sentence of Section 4.5(b), shall be conducted in accordance with this Section 4.5(c).
            (i)   Promptly upon Spinco’s written acknowledgment that the asserted liability is a Distribution-Related Liability pursuant to Section 4.5(b), Spinco may assume and direct the defense or settlement of the Proceeding, provided that Spinco shall permit a representative of Peabody to be present and participate in all hearings before any court and in all meetings with the relevant Taxing Authority or any representative thereof pertaining to such Proceeding (with any costs solely relating to Peabody’s representation at such meetings to be borne by Peabody), provided further that, if Spinco fails to prosecute the Proceeding in a reasonably diligent manner, Peabody may (at Spinco’s expense and subject to the provisions in Section 4.5(d)) assume and direct the defense or settlement of the Proceeding. If the Distribution-Related Liability is grouped with other unrelated asserted liabilities or issues in the Proceeding, Peabody and Spinco shall use their respective reasonable best efforts to cause the Distribution-Related Liability to be the subject of a separate Proceeding. If such severance is not possible, Spinco shall assume, direct and be responsible only for the matters relating to the Distribution-Related Liability and Peabody shall assume, direct and be responsible for all other matters.
            (ii)   Upon request, during the course of the Proceeding, Spinco shall from time to time furnish Peabody with evidence reasonably satisfactory to Peabody of its ability to pay the full amount of the Distribution-Related Liability. If at any time during such Proceeding, Peabody reasonably determines, after due investigation, that Spinco may not be able to pay the full amount of the Distribution-Related Liability, if required, then Spinco shall be required to furnish a guarantee or performance bond satisfactory to Peabody in an amount equal to the amount of the Distribution-Related Liability asserted by the Taxing Authority. If Spinco fails to furnish such guarantee or bond, Peabody may assume control of the Proceedings in accordance with Section 4.5(d).
            (iii)   Spinco shall pay all expenses directly related to the Distribution-Related Liability, including but not limited to reasonable fees for attorneys, accountants, expert witnesses or other consultants retained by it and, to the extent that any such expenses have been or are paid by Peabody or any of its Subsidiaries, Spinco shall promptly reimburse Peabody or such subsidiary therefor.
            (iv)   Peabody shall, at Spinco’s sole cost (including but not limited to any reasonable out-of-pocket costs incurred by Peabody), take such action as Spinco may reasonably request (including but not limited to the execution of powers of attorney for one or more persons designated by Spinco and the filing of a petition, complaint, amended Tax Return or claim for refund) in contesting the Distribution-Related Liability. Spinco shall, on a timely basis, keep Peabody informed of all developments in the Proceeding and provide Peabody with copies of all pleadings, briefs, orders, and other written papers pertaining thereto.

            (v)   Subject to satisfaction of the conditions herein set forth, Spinco may direct Peabody to settle the Distribution-Related Liability on such terms and for such amount as Spinco may direct. Peabody may condition such settlement on receipt, prior to the settlement, from Spinco of the indemnity payment with respect to the Distribution-Related Liability less any amounts to be paid directly by Spinco to the Taxing Authority. Spinco may direct Peabody, at Spinco’s expense, to pay an asserted deficiency for the Distribution-Related Liability out of funds provided by Spinco, and to file a claim for refund. Peabody shall not pay (unless otherwise required by a proper notice of assessment and after prompt notification to Spinco of Peabody’s receipt of notice and demand for payment) any portion of the Distribution-Related Liability without the written consent of Spinco, which shall not be unreasonably withheld.
          (d)   Tax Proceedings Controlled by Peabody. In the event that (i) Spinco does not provide Peabody with the written acknowledgment contemplated by Section 4.5(b) to the effect that Spinco confirms that the asserted liability is a Distribution-Related Liability within thirty (30) days following receipt of notice provided in Section 4.5(a), or (ii) following such confirmation, Spinco fails within thirty (30) days following request therefor to furnish to Peabody evidence of its ability to pay the full amount of the Distribution-Related Liability, or (iii) Peabody reasonably believes after due investigation that Spinco may not be able to pay the full amount of the Distribution-Related Liability, if required, and Spinco fails to furnish a guarantee or performance bond satisfactory to Peabody in an amount equal to the amount of the Distribution-Related Liability then being asserted by the Taxing Authority, or (iv) should Spinco fail to prosecute the Proceeding in a reasonably diligent manner, then Peabody may assume control of the Proceeding upon the following terms: (1) Peabody will diligently defend against the claim of the Taxing Authority, including the pursuit of the appeal of any adverse determinations to the appropriate tribunal (unless advised in writing by independent outside counsel at Spinco’s sole cost in its reasonable judgment that Peabody would not prevail upon any such appeal) and shall employ such resources, including independent counsel, in conducting such defense as are reasonably commensurate to the nature and magnitude of the claim; (2) Peabody will consult with Spinco as to the conduct of all Proceedings, will provide Spinco with copies of all protests, pleadings, briefs, filings, correspondence and similar materials relative to the Proceedings and will permit a representative of Spinco to be present and participate in all meetings with the relevant Taxing Authority and all hearings before any court; and (3) Peabody will not settle, compromise or concede any claim that would result in a Distribution-Related Liability without Spinco’s consent, not to be unreasonably withheld. Subject to the above, any such Proceeding shall be controlled and directed exclusively by Peabody and any related expenses incurred by any member of the PEC Group, including but not limited to, reasonable fees for attorneys, accountants, expert witnesses or other consultants directly related to the Distribution-Related Liability shall be reimbursed by Spinco, if Spinco admits or is found to have incorrectly failed to acknowledge the asserted liability as a Distribution-Related Liability as provided in Section 4.5(b); provided, however, that Peabody will not be required to pursue the claim in the federal district court, Court of Claims or any state court if as a prerequisite to such Court’s jurisdiction, it is required to pay the asserted liability unless the funds necessary to invoke such jurisdiction are provided by Spinco at no cost to Peabody.
          (e)   Time and Manner of Payment. Unless otherwise agreed in writing, Spinco shall pay to Peabody the amount with respect to a Distribution-Related Liability (less any amount paid directly by Spinco to the Taxing Authority or made available to Peabody under Section 4.5(d)) at least two (2) Business Days prior to the date payment of the Distribution-Related Liability is to be made to the Taxing Authority. Such payment shall be paid by Spinco to Peabody by wire transfer of immediately available funds to an account designated by Peabody by written notice to Spinco prior to the due date of such payment. If Spinco delays making payment beyond the due date hereunder, Spinco shall pay interest to Peabody on the amount unpaid at the rate of the monthly average of the “prime rate” as published in the Wall Street Journal for each day and the actual number of days for which any amount due hereunder is unpaid; provided, however, that this provision for interest shall not be construed to give Spinco the right to defer payment beyond the due date hereunder.
          (f)   Refund of Amounts Paid by Spinco. Should Peabody or any other member of the Affiliated Group receive a refund in respect of amounts paid by Spinco to any Taxing Authority on Peabody’s behalf or paid by Spinco to Peabody for payment to a Taxing Authority with respect to a Distribution-Related Liability, or should any such amounts that would otherwise be refundable to Peabody be applied or credited by the Taxing Authority to obligations of Peabody unrelated to a Distribution-Related Liability, then Peabody shall, promptly following receipt (or notification of credit), remit such refund (including any statutory interest that is included in such refund or credited amount) to Spinco.
          (g)   Transfer Taxes. Peabody shall bear any and all stamp, duty, transfer, sales and use or similar Taxes incurred in connection with the Contribution and Distribution.
          (h) Cooperation. Subject to the provisions of Section 3.7, Peabody and Spinco shall reasonably cooperate with one another in a timely manner with respect to any Tax matter covered by this Agreement, including any Proceeding described in Section 2.3. Peabody and Spinco agree that such cooperation shall include, without limitation, making available to the other Party, during normal business hours, all books, records and information, officers and employees (without substantial interruption of employment) necessary or useful in connection with any such Tax matter. The Party requesting or otherwise entitled to any books, records, information, officers or employees pursuant to this Section 4.5(h) shall bear all reasonable out-of-pocket costs and expenses (except reimbursement of salaries, employee benefits and general overhead) incurred in connection with providing such books, records, information, officers or employees.
          (h)   Supplemental Rulings. Peabody shall provide Spinco a copy of and an opportunity to comment upon any supplemental ruling sought from the Internal Revenue Service with respect to the Ruling and no supplemental ruling request shall be made without Spinco’s consent if such supplemental ruling would materially expand Spinco’s indemnification obligations under Section 4.3.
ARTICLE V.   MISCELLANEOUS
          SECTION 5.1.   Complete Agreement; Construction. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter.

          SECTION 5.2.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by both Parties.
          SECTION 5.3.   Survival of Agreements. Except as otherwise contemplated by this Agreement, all covenants and agreements of the Parties contained in this Agreement shall survive the Distribution Date.
          SECTION 5.4.   Notices. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the Parties at the following addresses (or at such other addresses for a Party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:
To Peabody:
Peabody Energy Corporation
701 Market Street
St. Louis, MO 63101
Attention: Alexander Schoch
Executive Vice President – Law
Fax: 314-342-3419
To Spinco:
Patriot Coal Corporation
12312 Olive Boulevard, Suite 400
St. Louis, MO 63101
Attention: Joseph W. Bean
Senior Vice President, General Counsel and Corporate Secretary
Fax:
          SECTION 5.5.   Waivers. The failure of any Party to require strict performance by the other Party of any provision in this Agreement will not waive or diminish that Party’s right to demand strict performance thereafter of that or any other provision hereof.
          SECTION 5.6.   Amendments. This Agreement may not be modified or amended except by an agreement in writing signed by the Parties hereto.
          SECTION 5.7.   Assignment. This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any Party hereto without the prior written consent of the other Party hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

          SECTION 5.8.   Successors and Assigns. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the Parties and their respective successors and permitted assigns.
          SECTION 5.9.   Additional Members. Any new members of the Affiliated Group shall automatically become a Party to this Agreement upon becoming members.
          SECTION 5.10.   Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties hereto and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.
          SECTION 5.11.   Title and Headings. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.
          SECTION 5.12.   Exhibits. The Exhibits to this Agreement shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.
          SECTION 5.13.   GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT REGARD TO ITS CONFLICTS OF LAW RULES.
          SECTION 5.14.   Consent to Jurisdiction. The Parties hereto hereby agree that the appropriate forum and venue for any disputes between any of the Parties hereto arising out of this Agreement shall be any state or federal court sitting in St. Louis, Missouri and each of the Parties hereto hereby submits to the personal jurisdiction of any such court. The foregoing shall not limit the rights of any Party to obtain execution of judgment in any other jurisdiction.
          SECTION 5.15.   Severability. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The Parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.
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          IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed as of the day and year first above written.

PEABODY ENERGY CORPORATION
By:	/s/ Richard A. Navarre
	Name:	Richard A. Navarre
	Title:	Executive Vice President

PATRIOT COAL CORPORATION
By:	/s/ Richard M. Whiting
	Name:	Richard M. Whiting
	Title:	President & Chief Executive Officer